Exhibit 10.8

FIRST AMENDMENT TO THE RYAN SPECIALTY HOLDINGS, INC.
2021 OMNIBUS INCENTIVE PLAN

Effective as of January 1, 2023, pursuant to action taken by the Board of Directors of Ryan Specialty Holdings, Inc., the Ryan Specialty Holdings, Inc. 2021 Omnibus Incentive Plan (the “Plan”) has been amended as follows:

The following sentence shall be added to the end of Section 4.1(a) of the Plan:

“The number of Shares that may be issued or used for reference purposes or with respect to which Awards may be granted under the Plan shall be reduced on a one-for-one basis by the number of Shares delivered or issued to any trust established for the benefit of Eligible Individuals pursuant to a plan that is qualified under section 401 of the Code.”